UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 27, 2015

Silicon Graphics International Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51333	32-0047154
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 N. McCarthy Blvd.

Milpitas CA

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (669) 900-8000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 27, 2015, Silicon Graphics International Corp. (the “Company”) entered into a new credit agreement (the “Credit Agreement”) among the Company, certain lenders and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent (in such capacity, “Agent”) and lead arranger. The Credit Agreement consists of a term loan facility in an aggregate principal amount of $70 million with a term of three and a half years. The loans comprising the term loan facility bear interest at either the Base Rate (as defined in the Credit Agreement), subject to a 2% minimum, plus 8% per annum, or the LIBO Rate (as defined in the Credit Agreement), subject to a 1% minimum, plus 9% per annum. The Initial Lender (as defined in the Credit Agreement) was Morgan Stanley Senior Funding, Inc., and funds managed by Tennenbaum Capital Partners, LLC joined by assignment as Lenders (as defined in the Credit Agreement) shortly after closing on January 27, 2015.

Pursuant to the Credit Agreement, Silicon Graphics Federal, LLC, a wholly-owned subsidiary of the Company (the “Guarantor”) has guaranteed the obligations of the Company under the Credit Agreement. The Company has agreed to cause its wholly-owned subsidiary MineSet, Inc. to become a guarantor by February 10th, 2015 or such later date as agreed by Agent. In addition, the Company’s obligations under the Credit Agreement are secured by a lien on substantially all of the assets of the Company and the Guarantor, and will be secured by a lien on substantially all of the assets of any future subsidiary of the Company that becomes a guarantor.

The Credit Agreement and related loan documents contain covenants that limit the ability of the Company and certain of its subsidiaries, among other things, to:

•	issue any preferred stock;

•	incur or guarantee indebtedness;

•	create, incur, assume, or permit to exist liens;

•	consummate asset sales, acquisitions or mergers;

•	dispose of property;

•	pay dividends or repurchase stock;

•	make investments;

•	enter into transactions with affiliates; or

•	enter into or permit to exist certain type of other agreements.

The Credit Agreement also requires compliance with a minimum adjusted current ratio and a $10,000,000 minimum unrestricted cash balance, calculated as set forth in the Credit Agreement.

The Credit Agreement contains customary events of default, including:

•	failure to make required payments;

•	material breaches of representations and warranties;

•	failure to comply with certain agreements or covenants;

•	failure to pay, or defaults under, certain other indebtedness;

•	certain events of bankruptcy and insolvency;

•	failure to pay certain judgments; and

•	a change of control.

The foregoing descriptions of the Credit Agreement are qualified in their entirety by reference such agreements, a copy of which is filed as Exhibit 10.1 to this Report.

Item 1.02	Termination of a Material Definitive Agreement

The Credit Agreement and related loan documents replace the Company’s prior Credit Agreement dated as December 5, 2011, by and among the Company, certain lenders party thereto, and Wells Fargo Capital Finance, LLC, as administrative agent (as amended from time to time, the “Prior Credit Facility”). All commitments under the Prior Credit Facility were terminated and all borrowings thereunder were repaid, effective January 27, 2015. The remaining obligations of Company and guarantors party to the Prior Credit Facility and related loan documents are limited to certain remaining contingent indemnification obligations under such facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 10.1	Credit Agreement, dated as of January 27, 2015, among Silicon Graphics International Corp., as Borrower, certain lenders, and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent.

Exhibit 99.1	Press Release of the Company dated January 28, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILICON GRAPHICS INTERNATIONAL CORP. (Registrant)

January 28, 2015	By:	/s/ Jennifer W. Pileggi
Senior Vice President, General Counsel, and Corporate Secretary
Jennifer W. Pileggi

EXHIBIT INDEX

Exhibit Number	Description

10.1	Credit Agreement, dated as of January 27, 2015, among Silicon Graphics International Corp., as Borrower, certain lenders, and Morgan Stanley Senior Funding, Inc., as Administrative Agent and Collateral Agent.

99.1	Press Release of the Company dated January 28, 2015.

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